Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 14, 2017

Simulations Plus Reports FY2017 and Fourth Quarter FY2017 Financial Results

Full Fiscal Year Pharmaceutical Software and Services Revenues Up 20.9%;

Earnings per share of $0.33, up 14.9% over prior year

LANCASTER, CA, November 14, 2017 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today reported its financial results for its 2017 fiscal year (FY17) and fourth quarter (4Q17) ended August 31, 2017.

Results for the 2017 fiscal year (FY17):

•	Revenues were $24.1 million, up 20.9% over $20.0 million in FY16
•	Gross profit was up 16.0%, or $2.46 million, to $17.83 million, from $15.37 million in FY16
•	SG&A expense increased 22.5% to $8.2 million from $6.7 million in FY16
o	As a percent of sales, SG&A increased 0.5% to 34.0% from 33.5% in FY16
▪	During FY2017, approximately $620,000 of one-time charges were incurred associated with an acquisition
•	R&D expenditures were $2.7 million in FY17, up 3.0%, or $78,000, over $2.6 million in FY16
o	For FY17, $1.4 million was capitalized and $1.4 million was expensed
o	For FY16, $1.2 million was capitalized and $1.4 million was expensed
•	Net income was $5.8 million, up 16.9% from $5.0 million in FY16
•	Net income from operations increased 13.9%
•	Net income per fully diluted share was $0.33, up 14.9% from $0.29 for FY16
•	Cash was $6.2 million, a decrease of $1.8 million, or 23%, from $8.0 million at the end of FY16. This decrease was the result of nearly $10 million in cash distributions made during the fiscal year that included: the final $1 million payment to TSRL; approximately $5 million of DILIsym Services, Inc. acquisition-related payments; and cash distributions totaling $3.5 million in dividends distributed to shareholders during FY2017. Cash today is $8.2 million.

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Results for the fourth quarter of FY17 (4Q17):

•	Revenues were $6.3 million, up $2.3 million, or 58.3%, compared to $4.0 million in 4Q16.
o	$1.24 million of these revenues came from the DILIsym Services Acquisition on June 1, 2017
o	Revenues at our Buffalo Division, Cognigen, increased 67.4% or $851,000 over 4Q16
•	Gross profit was up 48.2% to $4.3 million, an increase of $1.4 million from $2.9 million in 4Q16
•	SG&A increased 50.7%, or $818,000, to $2.4 million from $1.6 million in 4Q16
o	During the quarter approximately $323,000 was incurred for acquisition-related expenses
o	4Q17 SG&A expense of our new subsidiary accounted for $274,000.
•	R&D expenditures were $829,000, an increase of 25.2% from $662,000 in 4Q16
o	For 4Q17, $455,000 was capitalized and $374,000 was expensed
o	For 4Q16, $378,000 was capitalized and $284,000 was expensed
•	Net income was $1.15 million, up 45.9% over $789,000 in 4Q16
•	Earnings per fully diluted share were $0.06, up $0.019, or 41.9%, over $0.05 in 4Q16

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Fiscal year 2017 was another exciting year for Simulations Plus, with record revenues, record net income up nearly 17%, and record EPS up nearly 15%. We remain committed to rewarding our shareholders, as evidenced by the recently announced dividend increase to $0.06 per share per quarter from the $0.05 per share per quarter we’ve distributed since 2012. The performance of our Cognigen division in Buffalo, NY, was outstanding all year and finished with an exceptional fourth quarter that had an increase in revenues of over 67%. Our new DILIsym Services division, acquired at the beginning of the fourth quarter, is already contributing nicely to our growth in both revenues and earnings. And our software offerings and consulting services in the Lancaster, CA, division continue the more than 10-year-long trend of continuous growth and improved offerings.”

John DiBella, president of the Lancaster division of Simulations Plus, said: “We continued to see expansion of customers both licensing our technology and outsourcing projects to our team of experts in FY17. 88 new organizations, or new departments at existing organizations, are now licensing our technology, with significant growth realized from companies outside our core pharmaceutical market, highlighting the utility of our tools for various research activities. We have scaled up our consulting services division by adding staff to meet increased demand, and our business development representatives continue to maintain a robust consulting project pipeline heading into 2018. Our software development teams are working hard on the next versions of GastroPlus™, ADMET Predictor™, and PKPlus™, and with our continued focus on education and training, coupled with increased marketing efforts, we believe we are in an excellent position to address the needs set forth by regulatory agencies and to capitalize on the increased adoption of modeling and simulation technology across industries.”

Dr. Brett Howell, president of the DILIsym Services division, added: “DILIsym Services has now been a part of the Simulations Plus family for one fiscal quarter. We had a great fourth quarter with combined revenue from consulting and licensing that represented significant growth compared to prior periods. Most importantly, synergies have immediately surfaced between DILIsym Services and our sister divisions, Simulations Plus Lancaster and Cognigen. We foresee additional synergies through combined marketing, consulting, and software projects in the future that will benefit all three groups.”

Investor Conference Call November 14, 2017, 4:15 p.m. EST/1:15 p.m. PST

The Company will host a conference call to discuss the Company’s performance on Tuesday, November 14, 2017, at 4:15 p.m. Eastern Time. All interested parties are invited to join the call by registering here. Upon registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial +1 (562) 247-8422, and enter access code: 189-912-336.

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About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONSOLIDATED BALANCE SHEETS

As of August 31,

	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$6,215,718	$8,030,284
Accounts receivable, net of allowance for doubtful accounts of $0	4,048,725	3,009,517
Revenues in excess of billings	1,481,082	694,131
Prepaid income taxes	462,443	555,486
Prepaid expenses and other current assets	459,902	410,811
Total current assets	12,667,870	12,700,229
Long-term assets
Capitalized computer software development costs,
net of accumulated amortization of $9,795,469 and $8,613,487	4,307,600	4,013,127
Property and equipment, net	291,135	256,381
Intellectual property, net of accumulated amortization of $2,095,417 and $1,408,750	6,829,583	4,666,250
Other intangible assets net of accumulated amortization of $495,000 and $295,000	3,995,000	1,355,000
Goodwill	10,387,198	4,789,248
Other assets	34,082	34,082
Total assets	$38,512,468	$27,814,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$240,892	$108,111
Accrued payroll and other expenses	983,293	602,610
Other current liabilities	–	8,274
Current portion - Contracts payable	247,328	1,000,000
Billings in excess of revenues	216,958	230,100
Deferred revenue	353,962	176,422
Total current liabilities	2,042,433	2,125,517

Long-term liabilities
Deferred income taxes,net	4,926,960	2,956,206
Payments due under Contracts payable	5,738,188	–
Total liabilities	12,707,581	5,081,723

Commitments and contingencies

Shareholders' equity	–	–
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,277,604 and 17,225,478 shares issued and outstanding	7,278	7,227
Additional paid-in capital	12,109,141	11,376,007
Retained earnings	13,688,468	11,349,360
Total shareholders' equity	25,804,887	$22,732,594

Total liabilities and shareholders' equity	$38,512,468	$27,814,317

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SIMULATIONS PLUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended August 31,

	2017	2016	2015

	$24,137,913	$19,972,079	$18,314,248
Cost of revenues	6,307,800	4,601,513	4,392,477
Gross margin	17,830,113	15,370,566	13,921,771
Operating expenses
Selling, general, and administrative	8,198,184	6,693,691	6,736,767
Research and development	1,367,645	1,445,069	1,328,476
Total operating expenses	9,565,829	8,138,760	8,065,243

Income from operations	8,264,284	7,231,806	5,856,528

Other income (expense)
Interest income	15,857	18,014	17,935
Interest expense	(38,188)	–	–
Gain (loss) on currency exchange	(1,686)	(13,428)	(181,534)
Total other income (expense)	(24,017)	4,586	(163,599)

Income before provision for income taxes	8,240,267	7,236,392	5,692,929
Provision for income taxes	(2,452,670)	(2,286,256)	(1,849,968)
Net Income	$5,787,597	$4,950,136	$3,842,961

Earnings per share
Basic	$0.34	$0.29	$0.23
Diluted	$0.33	$0.29	$0.23

Weighted-average common shares outstanding
Basic	17,239,490	17,028,566	16,864,670
Diluted	17,515,917	17,209,506	17,032,158

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